Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements listed below of our report dated March 15, 2005 relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of 7-Eleven, Inc. and Subsidiaries, which appear in this Form 10-K.

Registration No.
On Form S-8 for:

7-Eleven, Inc. 1995 Stock Incentive Plan	33-63617 and 333-107574

7-Eleven, Inc. Supplemental Executive Retirement Plan for Eligible Employees	333-42731

7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors	333-68491

PricewaterhouseCoopers LLP

Dallas, Texas

March 15, 2005